UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009 (March 16, 2009)

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01               Entry into a Material Definitive Agreement.

On March 16, 2009, Georgia Gulf Corporation (the “Company”) entered into a fifth amendment (the “Credit Facility Amendment”) to its senior secured credit facility (the “Senior Secured Credit Facility”) provided by a syndicate of banks and other financial institutions led by Bank of America, N.A., as administrative agent.  The Credit Facility Amendment became effective on March 17, 2009.  A description of the terms contained in the Credit Facility Amendment is set forth below.

Under the Credit Facility Amendment, the tiered pricing grid which sets forth the applicable per annum margins to be used in the calculation of interest rates and certain fees will be replaced with the margins and fees set forth in the following table.

Commitment Fees	Eurodollar Rate Loans and Letter of Credit Fees	Bankers Acceptance Advances	Base Rate Loans
1.0%	6.5%	6.5%	5.5%

Prior thereto, such applicable per annum margins and fees at the highest levels were 0.50% for commitment fees, 5.5% for Eurodollar rate loans and letter of credit fees, 6.5% for bankers acceptance advances and 4.5% for base rate loans.

As a condition to the effectiveness of the Credit Facility Amendment, the Company paid a fee of 1.00% of the commitments and term loans outstanding to all consenting lenders.  The Credit Facility Amendment also decreases the Canadian letter of credit sublimit by $24.0 million to $56.0 million.

Under the Credit Facility Amendment, the leverage ratios and interest coverage ratios mandated by the Senior Secured Credit Facility were increased and decreased, respectively, as indicated for the following periods (new vs. (existing)), after which the ratios will return to those currently in effect for 2010:

Maximum Leverage Ratios

•                  2009:  Q1 8.25x (8.00x); Q2 10.30x (4.25x); Q3 9.25x (4.00x); Q4 8.75x (3.75x)

Minimum Interest Coverage Ratios

•                  2009:  Q1 1.30x (1.45x); Q2 1.0x (2.50x); Q3 1.10x (2.75x); Q4 1.15x (3.00x)

Under the Credit Facility Amendment, the Company will be required to have minimum “Consolidated EBITDA” for four fiscal quarters ended on the indicated dates as set forth below:

Minimum Consolidated EBITDA

•                  March 31, 2009 $179,000,000

•                  June 30, 2009 $140,000,000

•                  September 30, 2009 $161,000,000

•                  December 31, 2009 $167,000,000

The capital expenditure limitation set forth in the Senior Secured Credit Facility was decreased from $65.0 million to $35.0 million, in 2009, limits for capital expenditures were established of $55 million in 2010 and $135 million per annum thereafter and maximum quarterly cumulative permitted capital expenditures were established for each of the five quarters ending March 31, 2010.

The Credit Facility Amendment requires that the Company have at least $75,000,000 of availability under its revolver at all times, or such lesser amount as shall be agreed upon by lenders holding a majority of the commitments under both the domestic and Canadian revolving credit facilities.

The Credit Facility Amendment increases the percentage of required prepayments of loans from equity issuances and excess cash flow to 100%, from 50% and 75%, respectively, under the prior agreement.

The Credit Facility Amendment also permits the Company prior to September 30, 2009 to exchange certain equity or debt securities for its 7 1/8% and 9.5% senior notes and its 10.75% senior subordinated notes.  If we issue or incur such new notes or loans in exchange for such existing notes, such new debt must have a final maturity not any earlier than 120 days succeeding the maturity date for the term loans under our Senior Secured Credit Facility; have no mandatory principal payments prior to that date; may be secured only by our assets located in the United States that secure our Senior Secured Credit Facility; and be contractually subordinated to such facility.  If we issue equity, it may not mature or be subject to any mandatory redemption (other than in respect of a change of control or asset sale so long as any obligations under our senior secured facility are first paid); not be convertible into debt; not be redeemable by the holder earlier than 120 days succeeding the maturity date for the term loans under our Senior Secured Credit Facility; and not provide for any cash dividends.

The Credit Facility Amendment also requires that each active subsidiary of the Company guarantee the obligations under the Senior Secured Credit Facility and grant liens on substantially all of their real and personal property as security for such guarantee obligations.

In addition, the Credit Facility Amendment generally prohibits the Company from making distributions in respect of its equity interests (including dividends).

On March 17, 2009, the Company entered into a new asset securitization agreement pursuant to which it may, subject to certain conditions, sell an undivided percentage ownership interest in a certain defined pool of its U.S. and Canadian trade accounts receivable on a revolving basis through a wholly owned subsidiary to a thirty party (the “New Asset Securitization”).  Under the New Asset Securitization agreement, the Company may sell ownership interests in new receivables to bring the ownership interests sold up to a maximum of $175.0 million which, subject to certain conditions, may be increased to up to $200.0 million.  The New Asset Securitization agreement expires on March 17, 2011.

Certain of the lenders under the Senior Secured Credit Facility, and their affiliates, have pre-existing relationships with the Company, including the performance of investment banking, commercial banking, and advisory services for the Company, from time to time, for which such lenders have received customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President, General Counsel and Secretary
Date: March 17, 2009